UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2006

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers.

Rudolph Announces Resignation of Director David Belluck and
Appointment of New Board Member, John Whitten

Whitten Joins Board and is Appointed Audit Committee Chairman

Flanders, NJ (July 27, 2006)- Rudolph Technologies, Inc. (NASDAQ: RTEC), a leading provider of process control equipment for thin film measurement and macro defect inspection, including data analysis software solutions, today announced the resignation of David Belluck as Director of the Company and the appointment of John R. Whitten to the Rudolph Board of Directors, effective July 27, 2006.

Mr. Belluck, a General Partner at Riverside Partners, LLC, a private equity investment firm, had served on the Rudolph Board of Directors since June of 1996.

Mr. Whitten, currently retired, has held a number of financial positions over the past 38 years including the role as Chief Financial Officer, Vice President and Treasurer of Applied Industrial Technologies, Inc. (NYSE:AIT) in Cleveland, Ohio. Mr. Whitten holds a B.B.A. degree from Cleveland State University and is a CPA with 13 years experience in public accounting at Deloitte & Touche. In filling Mr. Belluck's position, Mr. Whitten joins the Board as a class III director with a term to expire in 2008. Mr. Whitten will also serve as the Chairman of Rudolph's Audit Committee.

"On a professional and personal level David Belluck has always been there for Rudolph and working with him has been a pleasure for all of us," commented Paul F. McLaughlin, Chairman and CEO. "David has been sharing his wisdom with us since Rudolph Technologies was formed from Rudolph Research in 1996. His experience and judgment has been invaluable as he helped guide Rudolph through our IPO in 1999 and through our merger with August Technology earlier this year. We sincerely thank him for his dedicated service."

McLaughlin continued, "We are very pleased to welcome John Whitten to our board. He has an impressive and accomplished background as a senior executive in companies larger than Rudolph. We will be looking for his guidance as we continue to grow. John's notable financial credentials particularly his in-depth knowledge of SOX will also enable him to make a strong contribution to our board as chairman of our Audit Committee. We look forward to his contributions."

About Rudolph Technologies, Inc.

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. The company has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the company's web site at www.rudolphtech.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "feels," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements, include, but are not limited to, the impact of the slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph's business strategy, unanticipated manufacturing or supply problems and changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. The matters discussed in this press release also involve risks and uncertainties as summarized in Rudolph's Form 10-K report for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at http://www.rudolphtech.com, the Rudolph website. While these factors may be updated from time to time through the filing of reports and registration statements with the SEC, Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: July 27, 2006	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer